Exhibit 15.3

Scrip Dividend Scheme — June 2018

GLOBAL CORD BLOOD CORPORATION
(NYSE:CO)

DISCLAIMER

Forward Looking Statements

This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. These statements relate to future events or the Company’s future financial performance. The Company has attempted to identify forward-looking statements by terminology including “anticipates”, “believes”, “expects”, “can”, “continue”, “could”, “estimates”, “intends”, “may”, “plans”, “potential”, “predict”, “should” or “will” or the negative of these terms or other comparable terminology. These statements are only predictions, uncertainties and other factors may cause the Company’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. The information in this document is not intended to project future performance of the Company. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, the Company does not guarantee future results, levels of activity, performance or achievements. The Company expectations are as of the date of this document, and the Company does not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results, unless required by law.

The forward-looking statements included in this document are subject to risks, uncertainties and assumptions about the Company’s businesses and business environments. These statements reflect the Company’s current views with respect to future events and are not a guarantee of future performance. Actual results of the Company’s operations may differ materially from information contained in the forward-looking statements as a result of risk factors, some of which include, among other things: continued compliance with government regulations regarding cord blood banking in the People’s Republic of China, or PRC and any other jurisdiction in which the Company conducts its operations; changing legislation or regulatory environments (including the relaxation of China’s one-child policy) in the PRC and any other jurisdiction in which the Company conducts its operations; the acceptance by subscribers of the Company’s different pricing and payment options and reaction to the introduction of the Company’s premium-quality pricing strategy; demographic trends in the regions of the PRC in which the Company is the exclusive licensed cord blood banking operator; labor and personnel relations; the existence of a significant shareholder able to influence and direct the corporate policies of the Company; credit risks affecting the Company’s revenue and profitability; changes in the healthcare industry, including those which may result in the use of stem cell therapies becoming redundant or obsolete; the Company’s ability to effectively manage its growth, including maintaining effective controls and procedures and attracting and retaining key management and personnel; changing interpretations of generally accepted accounting principles; the availability of capital resources, including in the form of capital markets financing opportunities, in light of industry developments affecting issuers that have pursued a “reverse merger” with an operating company based in China, the presence of a new major shareholder, economic uncertainty brought forth by international trade and currency pressure toward China, as well as general economic conditions; and other relevant risks detailed in the Company’s filings with the U.S. Securities and Exchange Commission in the United States.

Offering of Scrip Shares

The terms of the scrip dividend (“CO Shares”) payable to holders of the Company’s ordinary shares, par value $0.0001 per share (“Ordinary Shares”) are more fully described in this document, a copy of which is available on the Company’s website at http://ir.globalcordbloodcorp.com/phoenix.zhtml?c=206671&p=irol-dividends and the website of the U.S. Securities and Exchange Commission (“SEC”) at www.sec.gov.  For more information regarding the Company and the Ordinary Shares, please review the Company’s most recent Annual Report on Form 20-F filed with the SEC and the Company’s Reports on Form 6-K furnished to the SEC from time to time.  No action has been taken to qualify or register the CO Shares in any jurisdiction and Eligible Shareholders (as defined herein) are required to inform themselves as to any restrictions that may be applicable to an election to receive CO Shares in their own particular jurisdiction.

SUMMARY

The Board of Directors of Global Cord Blood Corporation (NYSE: CO)(“CO”, “Global Cord” or the “Company”) proposes the distribution of US$0.08 per registered Ordinary Share payable out of retained earnings in the form either of a scrip dividend, i.e. new CO Shares, or in cash (“Distribution”). This allows us to pay a Distribution to shareholders while in case of an election for new CO Shares retaining capital that may be used in our business.

The proposed Distribution grants each Eligible Shareholder the option to receive the Distribution in the form of new CO Shares in order to further participate in the future development of Global Cord or, alternatively, in cash.

•                                          Option 1: Receive new CO Shares

Eligible Shareholders can elect to receive, free of charge, a certain number of newly issued CO Shares to which they are entitled depending on the number of existing CO Ordinary Shares they hold.

•                                          Option 2: Receive cash distribution

The default option is to receive a cash distribution in the amount of US$0.08 per Dividend Right (as defined below).

Each Global Cord shareholder will receive one right (“Dividend Right”) for each CO Ordinary Share held as of close of business on July 30, 2018 (record date to receive the Distribution). The ex-dividend day is expected to occur on July 31, 2018.

The Dividend Right grants the Eligible Shareholders the right to receive the Distribution either in cash or in the form of new CO Shares issued at the Reference Share Price (as defined below). Global Cord shareholders who do not qualify as Eligible Shareholders will only receive the Distribution in cash.  You should note that the new CO Shares are not being issued with any discount, as is the case with certain other scrip dividend schemes you may have participated in previously, and may result in you acquiring new CO Shares at a price above that prevailing market price.

The total number of new CO Shares to be issued at the Reference Share Price (the total “Issue Price”) will be communicated after 5:30 pm EDT in the U.S.  on August 17, 2018, which is the day after the Election Period (as defined below). In the event that elections for shares result in rounding or fractions, the number of shares will be rounded down so that Eligible Shareholders receive an integer number of CO Shares and the fraction will be paid out in cash. The CO Shares from fractions will be paid in cash by Global Cord at the Reference Share Price.

The election period during which Eligible Shareholders can make their election on how to receive their Distribution will take place from August 2, 2018 through August 16, 2018 (noon EDT in the U.S.) (“Election Period”). The Dividend Rights will not be tradable.

The new CO Shares will be paid in through distribution payable out of retained earnings and related conversion of freely disposable funds of Global Cord in the amount of the entire Issue Price.

Terms of the Distribution

Proposed Distribution

The Board of Directors of Global Cord proposes the Distribution of US$0.08 per registered Ordinary Share payable out of retained earnings in the form of either new CO Shares or a cash distribution for the financial year ended March 31, 2018. The proposed Distribution is not — irrespective of the Eligible Shareholder’s election — subject to Cayman Islands income tax, Cayman Islands withholding tax or Cayman Islands stamp tax.  However, the proposed Distribution may be subject to U.S. federal income tax and withholding.  Eligible Shareholders should consult their own tax advisors with respect to the tax consequences to them of the Distribution.

Price of new CO Shares

The price at which the new CO Shares to be delivered in lieu of the cash distribution shall equal the Reference Share Price rounded to two decimal places.

Reference Share Price

The reference share price (“Reference Share Price”) is fixed based on the average of the daily VWAP (volume weighted average share price) of the CO Ordinary Shares on The New York Stock Exchange (“NYSE”) (as reported by Bloomberg) during the period of 60 trading days ending on the date before announcement of the Distribution (June 25, 2018) (Bloomberg function: CO Equity VWAP, VWAP definition: Bloomberg Definition). The Reference Share Price is US$9.64, rounded to two decimal places.

Conversion Ratio

The conversion ratio (“Conversion Ratio”) defines how many Dividend Rights are required in order for Eligible Shareholders to receive one new CO Share pursuant to the Distribution. The Conversion Ratio is calculated by dividing the Reference Share Price by the distribution of US$0.08 per CO Ordinary Share and rounded to three decimal places.

Each existing CO Ordinary Share held after the market close on the record date is entitled to receive one Dividend Right. The Dividend Rights will not be tradable.

The Conversion Ratio is 120.500, rounded to three decimal places.

Fractions

In the event that elections for shares result in rounding or fractions, the number of shares will be rounded down so that Eligible Shareholders receive an integer number of CO Shares and the fraction will be paid out in cash (rounded to the nearest penny). The fractional CO Shares will be paid in cash by Global Cord at the Reference Share Price. Payment of fractions will be made with value date as from August 20, 2018 but no later than with value date August 24, 2018.

Election Period

Eligible Shareholders can make their election on how to receive their Distribution during the period from August 2, 2018 through August 16, 2018 (noon EDT in the U.S.)

Default alternative

Should an Eligible Shareholder not submit any election during the Election Period, or should a Global Cord shareholder not qualify as an Eligible Shareholder, the Distribution will be paid out to such shareholder entirely in cash.

Cancellation of election

Once the election has been submitted to the custodian bank or broker by the Eligible Shareholder, it cannot be reversed or cancelled.

Payment and delivery of new CO Shares

In case of an election by the Eligible Shareholder to receive the Distribution in new CO Shares, the new CO Shares will be delivered on August 20, 2018. Likewise, in the event of an election for a cash distribution or in the absence or impossibility of any such election, the cash distribution will be made with value date August 20, 2018.

Dividend and Distribution entitlement of new CO Shares

The new CO Shares are entitled to dividends or other distributions declared or paid, if any, from the date of the entry of the new CO Shares in the shareholder register of Global Cord.

Major Shareholder Intentions

Global Cord’s principal shareholder is Blue Ocean Structure Investment Co. Ltd., an investment vehicle controlled by Nanjing Ying Peng Hui Kang Medical Industry Investment Partnership (Limited Partnership) (collectively, the “Major Shareholder”).  While Global Cord has no control over the decisions of the Major Shareholder, it understands that the Major Shareholder intends to exercise the 78,874,106 Dividend Rights and receive new CO Shares as Distribution with an aggregate value of approximately US$6.3 million.

Key Dates

Date	Event

June 26, 2018	Publication of full year results 2018 and Announcement of declaration of Distribution

July 30, 2018	Record date to receive the Distribution

July 31, 2018	Ex-dividend date

August 2, 2018 to August 16, 2018 noon	Election Period

August 17, 2018	Announcement of election results for new CO Shares including the number of new CO Shares to be issued and total Issue Price

From August 20, 2018 but no later than August 24, 2018	Delivery of new CO Shares and Payment of fractions/ Payment of cash distribution Listing and first trading day of newly issued CO Shares

Tax aspects

The Distribution paid out of retained earnings of Global Cord is not subject to Cayman Islands income tax (for Cayman Islands resident individuals holding the shares as a private investment), Cayman Islands withholding tax or Cayman Islands transfer stamp tax. However, the proposed Distribution may be subject to U.S. federal income tax and withholding.  Eligible Shareholders should consult their own tax advisors with respect to the tax consequences to them of the Distribution.  Please note that if you have not previously submitted proper certifications of your income tax withholding status to Global Cord’s transfer agent, Continental Stock Transfer & Trust Company, you should contact them at (800) 509-5586.  Elections by Eligible Shareholders who have not submitted this certification by August 16, 2018 (noon EDT in the U.S.). will be invalidated and the related Distribution will be paid in cash and subject to deduction for applicable withholding.

Listing of new CO Shares

Application will be made for the new CO Shares to be listed and admitted to trading on the NYSE. It is expected that trading in the new CO Shares will commence on or about August 20, 2018 (but no later than August 24, 2018).

Illustrative Calculations of the Distribution

In order to illustrate the terms of the proposed Distribution, below are some purely theoretical calculations for different election scenarios:

Illustrative Terms Calculations

Number of CO Ordinary Shares held by investor after market close on the record date	1,000

Number of Dividend Rights received	1,000

Distribution per CO Ordinary Share	US$0.08

Reference Share Price	US$9.64	Determined based on the average of the daily VWAP during the period of 60 trading days ending on the date which is one day prior to the announcement of the Distribution

Conversion Ratio	120.500 Dividend Rights (rounded to three decimal places) for one new CO Share.	Reference Share Price of US$9.64 divided by the Distribution of US$0.08

Scenario 1: Election for CO Shares

Number of new CO Shares received as part of the Distribution	8

1,000 Dividend Rights entitle holder to receive 8.299 new CO Shares (rounded to three decimal places), 1,000 Dividend Rights divided by conversion ratio of 120.500

Rounded down to 8 new CO Shares, fraction of 0.299 CO Share to be cashed out

Cash distribution received	US$2.88	Compensation of fraction: 0.299 CO Share x US$9.64 = US$2.88 (rounded to the nearest penny)

Scenario 2: Election for Cash/Default Distribution

Number of CO Shares received as part of the Distribution	0

Cash distribution received	US$80.00	1,000 Dividend Rights 1,000 x US$0.08 = US$80.00

Frequently Asked Questions

Holders of ordinary shares through the Depository Trust Company in the U.S. are requested to contact Continental Stock Transfer & Trust Company as our U.S. transfer agent for the CO Shares, their custodian bank or their broker.

General FAQs

In order to obtain the Distribution for the financial year ended March 31, 2018, what is the deadline for election of CO Shares?

The deadline for election is August 16, 2018 (noon EDT in the U.S.). To be eligible to receive the Distribution for financial year ended March 31, 2018, it is necessary to own CO Ordinary Shares as of close of business on July 30, 2018.

When will the final terms of the Distribution be determined and where can I find them?

The final terms of the Distribution will be announced on August 17 (after 5:30pm EDT in the U.S.) and will be published on the website of Global Cord http://ir.globalcordbloodcorp.com/phoenix.zhtml?c=206671&p=irol-dividends.

Do the new CO Shares issued under the Distribution have a different CUSIP number?

No, the new CO Shares issued will have the same CUSIP as the existing CO Ordinary Shares (CUSIP G39342 103).

Do the new CO Shares have the same rights as the existing CO Ordinary Shares?

Yes, the new CO Shares issued have the same voting and economic rights, and shall be tradable on NYSE as are the existing CO Ordinary Shares.

How do I know if I am an Eligible Shareholder?

Please refer to the definition of “Eligible Shareholder” on page 12 of this document. If you have any doubt on whether you fall within this definition, please consult with your legal advisor, custodian bank or broker in order to determine whether you qualify as an “Eligible Shareholder” for the purposes of this document.

Where can I find further information?

All relevant information relating to the Distribution can be found at http://ir.globalcordbloodcorp.com/phoenix.zhtml?c=206671&p=irol-dividends, including additional information such as the final terms of the Distribution (available on August 17, 2018 after 5:30pm EDT in the U.S.)

Eligible Shareholders FAQs

How can I make my election?

For Eligible Shareholders holding their CO Ordinary Shares in a securities deposit account with a custodian bank or a broker:

The Dividend Rights will be allotted to holders of CO Ordinary Shares through their custodian bank or broker. Please follow the instructions to be provided by your custodian bank or broker. You should receive the instructions on or around July 31, 2018. If you have not been informed by your custodian bank or broker by then, please contact them.

For Eligible Shareholders holding their CO Ordinary Shares in the form of physical share certificates:

If you hold CO Ordinary Share certificates in physical form and would like to receive new CO Shares as part of your Distribution, you are not required to transfer the share certificates to your securities deposit account with a custodian bank or broker ahead of the Distribution.

When can I make my election?

The Election Period to choose to receive the Distribution in new CO Shares runs from August 2, 2018 through August 16, 2018 (noon EDT in the U.S.). However, your custodian bank or broker may set a deadline for the election which might end before this.

How many Dividend Rights are required to elect to receive one new CO Share?

The Conversion Ratio is 120.500. The Conversion Ratio is calculated by dividing the Reference Share Price of US$9.64 by the Distribution of US$0.08 per Ordinary Share. You have to hold at least 121 Dividend Rights to elect to receive one new CO Share.

Can I change my election and if so, how?

No, once you have submitted your election, you will not be able to change your decision.

Can I sell my Dividend Rights during the Election Period? Do the Dividend Rights carry a value?

No, the Dividend Rights will not be tradable. The Dividend Rights do not carry any value beyond the right to elect to receive the Distribution in shares or in cash.

What happens if I do not exercise my Dividend Rights?

In case you do not make an election as to whether you would like to receive new CO Shares or cash, your Distribution will be paid out in cash.

What happens if I am not entitled to an integer number of CO Shares?

In case of election for shares, new CO Shares delivered are rounded down to the next integer number and fractions being paid out in cash. Please refer to the illustrative calculation examples on page 6 of this document for further information.

What happens if I do not hold enough existing CO Ordinary Shares to acquire a new CO Share?

If you do not hold the required number of existing CO Ordinary Shares (and therefore of Dividend Rights) needed to receive one new CO Share, your Distribution will be paid out in cash. You can only elect to receive new CO Shares if you hold at least the next integer number of CO Shares immediately above the number indicated by the divisor of the Conversion Ratio (i.e. Conversion Ratio is 1:120.500 (120.500 Dividend Rights for 1 new CO Share), you would have to hold at least 121 Ordinary Shares to elect to receive your Distribution in shares).

Which factors define the number of new CO Shares that I may receive as part of the Distribution?

The number of new CO Shares you can receive as part of your Distribution will be influenced by:

•                  The number of existing CO Ordinary Shares you hold as of record date on July 30, 2018.

•                  Each CO Ordinary Share will be allocated one Dividend Right.

•                  The Reference Share Price and thus the Conversion Ratio which defines how many Dividend Rights are required in order to receive one new CO Share as part of the Distribution.

What happens if I sell my Ordinary Shares during the Election Period?

On or around the ex-dividend day (being July 31, 2018), the Dividend Rights will be booked into your securities deposit account and will be treated separately from your existing Ordinary Shares. Therefore, a sale of Ordinary Shares during the Election Period does not influence your right to elect between shares and cash.

Can I select both shares and cash?

No, it is not possible to select the Distribution in the form of both shares and cash.

Is there any difference in the tax treatment whether I choose to receive new CO Shares or a cash distribution as part of the Distribution?

The Distribution paid out of retained earnings of Global Cord is not — irrespective of the Eligible Shareholder’s election — subject to Cayman Islands income tax (for Cayman Islands resident individuals holding the shares as a private investment), Cayman Islands withholding tax or Cayman Islands transfer stamp tax.  For U.S. holders of CO Shares, regardless of a U.S. holder’s election to receive cash or new CO Shares, a U.S. holder that receives the Distribution will be treated as having received a taxable distribution with the consequences described in Global Cord’s Annual Report on Form 20-F for the year ended March 31, 2017 under “United States Federal Income Taxation — U.S. Holders — Taxation of Cash Distributions Paid on Ordinary Shares.” In the event of a U.S. holder that elects to receive new CO Shares in the Distribution, such holder generally would be treated as if it received a cash distribution in an amount equal to the fair market value of the new CO Shares (including fractional CO Shares) on the date of the Distribution and generally would have a tax basis in such CO Shares equal to such amount.  In this situation, a U.S. holder may have taxable gain or loss on its receipt of cash in lieu of fractional CO Shares equal to the difference between the cash received and its basis in such fractional CO Shares.  Eligible Shareholders are urged to consult their own tax advisors with respect to the tax consequences to them of the Distribution.

Is there any market risk for Eligible Shareholders electing to receive new CO Shares?

Yes, there is a certain market risk for Eligible Shareholders electing to receive new CO Shares. The Reference Share Price may be different from the currently prevailing market price of the CO Shares on the NYSE at the time of your election.  For example, as of June 25, 2018, the 60 day VWAP of the CO Ordinary Shares was US$9.64 whereas the closing price of a CO Share on the NYSE on that day was US$10.11.  Eligible Shareholders electing to receive new CO Shares would be acquiring those new CO Shares at a Reference Share Price different from the currently prevailing market price. Similarly, if the closing price of a CO Share on the NYSE decreases below the Reference Share Price between the time of the announcement of the Distribution and the Election Period, no adjustment will be made to the Reference Share Price and Eligible Shareholders electing to receive new CO Shares may be doing so at a price higher than the market price prevailing at the time of the election.

Distribution Restrictions

Except in connection with the issuance of new shares of Global Cord as part of the Distribution in the Cayman Islands, the PRC, certain selected European countries and the United States of America, no action has been or will be taken in any jurisdiction by Global Cord that would permit an issuance of new CO Shares or possession or distribution of this document or any other publicity materials relating to the issuance of new CO Shares as part of the Distribution in any country or jurisdiction where such action is required. The distribution of this document and the issuance of new CO Shares is restricted by law in certain jurisdictions. Persons in possession of this document are required to inform themselves about, and to comply with, any applicable laws that restrict the distribution of this document and the issuance of new CO Shares.

This document, as it relates to the share election option, is only addressed to “Eligible Shareholders,” i.e. to Global Cord shareholders:

(i)                                     located in the People’s Republic of China or the Cayman Islands;

(ii)                                  (X) located or resident in Austria, Belgium, France, Italy, Norway, the Principality of Liechtenstein, Sweden or the Netherlands or (Y) located in Germany, Spain and the United Kingdom (pursuant to and in accordance with Article 4(d) of Directive 2003/71/EC and subsequent amendments, as implemented in each relevant jurisdiction);

(iii)                               (X) located or resident in countries of the European Economic Area, other than Austria, Belgium, France, Germany, Italy, Norway, the Principality of Liechtenstein, Spain, Sweden, The Netherlands and the United Kingdom; and (Y) who are “qualified investors” (as this term is defined in Directive 2003/71/EC and subsequent amendments, as implemented in each relevant jurisdiction);

(iv)                              located in the United States of America; and

(v)                                 located in any other jurisdiction where it is lawful for the share election option to be made available by means of this Summary Document and in which no consents, licenses, approvals or authorizations of government, judicial or public bodies or authorities in that jurisdiction are required in connection with the share election option.

Global Cord shareholders should consult with their legal advisor, custodian bank or broker as to their eligibility to elect to receive new CO Shares and with their own advisors as to the legal, tax, business, financial and related aspects of the exercise of their right to elect to receive new CO Shares. Custodian banks or brokers should seek independent legal advice in advising their clients about their eligibility to elect to receive new CO Shares.

Risk factors

Before making an election for new CO Shares as part of the Distribution, Eligible Shareholders should carefully review and consider the risk factor section in the Global Cord Annual Report on Form 20-F for the year ended March 31, 2017, the risk factors below and the other information contained in this document. The realization of one or more of the events described in the risk factors could have a material adverse effect on Global Cord’s business, cash flows, results of operations, financial condition, growth prospects or the trading price of the CO Shares. Shareholders should note that the risks discussed below and in the Global Cord Annual Report on Form 20-F for the year ended March 31, 2017 are not the only risks to which Global Cord is exposed. Additional risks, which are not presently known to Global Cord or which Global Cord currently believes are immaterial, could likewise result in a material adverse effect on its business, cash flows, results of operations, financial condition, growth prospects or the trading price of the Global Cord shares. The order in which the risks are presented does not necessarily reflect the likelihood of their occurrence or the relative magnitude of their potential material adverse effects on Global Cord’s business, cash flows, results of operations, financial condition, growth prospects or the trading price of the Global Cord shares.

Risks relating to the Distribution in the form of new CO Shares

Global Cord share price movements

Global Cord’s share price is — in addition to being influenced by company-specific news and events —dependent on a number of factors that Global Cord cannot control, including general global and/or PRC economic conditions and market volatility. Accordingly, there is a risk that the price of the CO Shares could decline after the announcement of the final terms of the Distribution, therefore lowering the monetary value of the shares received. Global Cord’s share price will also be influenced on or after the ex-dividend day due to the dilutive impact of the Distribution payout.

In addition, the Reference Share Price may be different from the currently prevailing market price of the CO Ordinary Shares on the NYSE at the time of election.  For example, as of June 25, 2018, the 60 day VWAP of the CO Ordinary Shares was US$9.64 whereas the closing price of a CO Share on the NYSE on that day was US$10.11.  Eligible Shareholders electing to receive new CO Shares would be acquiring those new CO Shares at a Reference Share Price different from the currently prevailing market price.  Similarly, if the closing price of a CO Share on the NYSE decreases below the Reference Share Price between the time of the announcement of the Distribution and the Election Period, no adjustment will be made to the Reference Share Price and Eligible Shareholders electing to receive new CO Shares may be doing so at a price higher than the market price prevailing at the time of the election.

Eligible Shareholders who do not elect to receive new CO Shares as part of the Distribution may experience dilution in their shareholding

Dividend Rights that are not exercised prior to the end of the Election Period will expire. To the extent that an Eligible Shareholder does not elect to receive new CO Shares prior to the end of the Election Period or that an Eligible Shareholder elects to receive a cash distribution instead of new CO Shares, such shareholder’s proportionate ownership and voting interests in Global Cord’s outstanding share capital after the completion of the Distribution will be diluted.

Future issuances of equity or debt securities that are convertible into equity may result in a dilution of shareholding

Global Cord may choose to raise additional capital depending on market conditions or strategic considerations. To the extent that additional capital is raised through the issuance of equity or other securities that are convertible into equity, such issuance could further dilute a shareholder’s proportional ownership and voting interest in Global Cord.

Global Cord’s ability to pay distributions or make other distributions to its shareholders in the future may be restricted

Global Cord may decide not to, or be unable to, pay any distributions or make other distributions to its shareholders. Global Cord’s ability to pay distributions to its shareholders depends on the existence or availability to Global Cord of sufficient distributable profits or capital. Even if there are sufficient distributable profits or capital available at the level of Global Cord or its subsidiaries, Global Cord may not pay a dividend or make other distributions for a variety of reasons including but not limited to regulations, taxes or operational reasons.